SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Sonic Corp.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 10, 2008

SONIC CORP.

300 Johnny Bench Drive

Oklahoma City, Oklahoma 73104

Dear Stockholder:

It is my pleasure to invite you to the annual meeting of the stockholders of Sonic Corp. (the “Company”). We will hold the meeting on Thursday, January 10, 2008, at 1:30 p.m. on the Fourth Floor of the Sonic Headquarters Building, located at 300 Johnny Bench Drive, Oklahoma City, Oklahoma, for the following purposes:

1.	To elect two directors; and

2.	To act upon any such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has chosen the close of business on November 30, 2007, as the date used to determine the stockholders who will be able to attend and vote at the annual meeting. If you own stock in Sonic Corp. at the close of business on that date, you are cordially invited to attend the meeting.

Your vote is important. If you decide not to attend the annual meeting, you may vote on these proposals by proxy. To do so, you may complete and sign the enclosed proxy card and return it to us. We have enclosed a postage-prepaid envelope to expedite the return of your completed proxy card. You may also vote by telephone or over the Internet as described in the instructions on the proxy card. If you have voted by mail, telephone or over the Internet and later decide to attend the annual meeting, you may revoke your earlier vote by coming to the meeting and voting in person.

We look forward to seeing you at the meeting.

By order of the Board of Directors,

/s/ Carolyn C. Cummins

Carolyn C. Cummins, Secretary

Oklahoma City, Oklahoma

December 7, 2007

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

SONIC CORP.

To Be Held Thursday, January 10, 2008

SOLICITATION OF PROXIES

Solicitation

Sonic Corp. (sometimes referred to herein as “Sonic,” “we,” “us,” “our,” or the “Company”) is furnishing this proxy statement to the stockholders of the Company to solicit their proxies for use at the annual meeting of stockholders to take place on Thursday, January 10, 2008, and at any adjournment of the meeting. We also may use the services of our directors, officers, and employees to solicit proxies personally or by telephone. We regularly retain the services of Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee, to assist with our investor relations and other stockholder communications issues. Corporate Communications, Inc. may assist in the solicitation of the proxies and will not receive any additional compensation for those services. Sonic will bear all of the costs of preparing, printing, assembling, and mailing this proxy statement and the proxy card and all of the costs of the solicitation of the proxies.

Reimbursement of Nominees

Sonic will reimburse any bank, broker-dealer, or other custodian, nominee, or fiduciary for its reasonable expenses incurred in completing the mailing of proxy materials to the beneficial owners of Sonic’s voting common stock.

Revocation of Proxy

Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by giving written notice to Carolyn C. Cummins, Secretary of the Company. The persons named on the proxy card will vote the proxies at the annual meeting, if received in time and not revoked.

Mailing of Proxy Statement and Proxy Card

Sonic has had this proxy statement and the proxy card mailed to its stockholders on or about December 7, 2007.

Stockholder Proposals

In order for the Company to include a stockholder proposal in the proxy materials for the next annual meeting of stockholders, a stockholder must deliver the proposal to the Secretary of the Company no later than August 9, 2008.

VOTING RIGHTS AND PROCEDURE

Only the record holders of shares of the voting common stock of the Company as of the close of business on November 30, 2007, will have the right to vote at the annual meeting. As of the close of business on that date, the Company had 60,806,583 shares of common stock issued and outstanding (excluding 55,626,952 shares of common stock held as treasury stock). Each stockholder of record will have one vote for each share of common stock of the Company that the stockholder owned as of the record date. All shares of common stock may vote on all matters coming before the annual meeting, and a majority of all of the outstanding shares of common stock of the Company entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum for the meeting. The Company will treat all abstentions and broker non-votes as present or represented at the meeting for the purposes of determining whether a quorum exists for the meeting.

With respect to the election of directors, the two nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes (discussed below) will not affect the outcome of the election because only a plurality of the votes actually cast is needed to elect directors.

With respect to any other matter properly brought before the meeting, a majority of the shares represented at the meeting and entitled to vote is required for approval. Therefore, abstentions will have the effect of a vote against approval. Broker non-votes will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes but not as shares counted for determining the outcome of the vote.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term, and one class is elected each year. The Board of Directors is authorized by our bylaws to fix from time to time the number of directors that constitute the whole Board of Directors. The Board size has been set at nine members. The Nominating and Corporate Governance Committee has recommended to the Board of Directors, and the Board of Directors has nominated for election by the stockholders, the two individuals listed below. If elected, each nominee will serve as a director for a three-year term expiring at the annual meeting to be held in 2011. One other Board position for a term expiring at the annual meeting to be held in January 2011 is vacant. The Board of Directors has initiated its search for a qualified candidate to fill the vacant Board position.

Both nominees will hold office until the stockholders elect their qualified successors. If either nominee becomes unable or unwilling to accept the election or to serve as a director (an event which the Board of Directors does not anticipate), the person or persons named in the proxy will vote for the election of the person or persons recommended by the Board of Directors.

Nominees

The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director’s term will expire (if elected) for each nominee for election as a director at the annual meeting of stockholders.

Name and Principal Occupation	First Became a Director	Term Expires	Age

Leonard Lieberman[1]	December 1988	2011	78
H.E. “Gene” Rainbolt[2]	January 1996	2011	78

_______________

1Mr. Lieberman served as the Chief Executive Officer and a Director of Supermarkets General Corporation from 1983 to 1987. From 1987 to the present, Mr. Lieberman has primarily devoted his time to private investments. From January through April 1991, he served as Chairman, President and Chief Executive Officer of Outlet Communications, Inc. From 2002 to June 2006, Mr. Lieberman served as a Director of Enterprise News Media, Inc. He currently serves as a member of the Management Committee of Consolidated Container Company, LLC and as a Director of Modern Bank, N.A.

2Mr. Rainbolt has served as Chairman of the Board of BancFirst Corp. of Oklahoma City, Oklahoma, since 1989. From 1985 to 1989, he served as Chairman of the Board of Directors of United Community Corp., a bank holding company in Oklahoma City, Oklahoma, and a predecessor of BancFirst Corp.

Proxies cannot be voted for more than two nominees.

The Board of Directors recommends a vote “For” the election of each of the two nominees as a director.

Other Directors

The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director’s term will expire for each director who will continue as a director after the annual meeting of stockholders.

Name and Principal Occupation	First Became a Director	Term Expires	Age

J. Clifford Hudson[1]	August 1993	2010	53
Federico F. Peña[2]	January 2001	2010	60
Robert M. Rosenberg[3]	April 1993	2010	69
Michael J. Maples[4]	June 2005	2009	65
J. Larry Nichols[5]	January 2007	2009	65
Frank E. Richardson[6]	March 1991	2009	68

_______________

1Mr. Hudson has served as the Company’s Chairman of the Board and Chief Executive Officer since January 2000. Mr. Hudson served as Chief Executive Officer and President of the Company from April 1995 to January 2000, and reassumed the position of President in November 2004. He has served in various other offices with the Company since 1984. Mr. Hudson has served on the Board of Trustees of the Ford Foundation since January 2006 and on the Board of Trustees of the National Trust for Historic Preservation since January 2001, where he now serves as Chairman of the Board. He served as Chairman of the Board of the Securities Investor Protection Corporation, the federally chartered organization which serves as the insurer of customer accounts with brokerage firms, from 1994 to 2001.

2Mr. Peña has served as a Managing Director of Vestar Capital Partners since January 1999. He served as a Senior Advisor of Vestar Capital Partners from August 1998 until January 1999. Mr. Peña served as the U.S. Secretary of Energy from April 1997 through July 1998 and as the U.S. Secretary of Transportation from January 1993 through January 1997. He served as the Mayor of the city and county of Denver, Colorado from 1983 through 1991 and in the Colorado House of Representatives from 1979 until 1982. Mr. Peña currently serves as a Director of Border Media Partners, a privately held radio company. He has been a member of Toyota’s North American Diversity Advisory Board since January 2002.

3Mr. Rosenberg served as President and Chief Executive Officer of Allied Domecq Retailing USA (“Allied”) from May 1993 until his retirement in August 1998. Allied is the parent company of Dunkin’ Donuts, Inc. and Baskin-Robbins, Inc. Mr. Rosenberg served as President and Chief Executive Officer of Dunkin’ Donuts, Inc. from 1963 until May 1993, and he served as President and Chief Executive Officer of Baskin-Robbins, Inc. from December 1992 until May 1993. Mr. Rosenberg currently serves as an honorary Director of the National Restaurant Association, as well as a trustee of the educational foundation of the International Franchise Association (“IFA”). He is a past president of the IFA. Mr. Rosenberg also serves as a Director of Dominos, Inc. and Buffets, Inc.

4Mr. Maples has over 40 years of experience in the computer industry. He held various management positions at Microsoft Corporation from 1988 to 1995, the most recent of which was Executive Vice President of the Worldwide Products Group and a member of the Office of the President. Before joining Microsoft, Mr. Maples worked for IBM Corporation for over 23 years where he served as Director of Software Strategy. After retiring from Microsoft in 1995, Mr. Maples has primarily devoted his time to private investments and ranching. Mr. Maples also serves as a Director of Lexmark Corp., Motive, Inc., and Multimedia Games, Inc.

5Mr. Nichols is a co-founder of Devon Energy Corporation (“Devon”) and has served as Chairman of the Board of Directors of Devon since 2000 and as Chief Executive Officer since 1980. He served as President of Devon from 1976 until 2003. Mr. Nichols also serves as a Director of Baker Hughes Incorporated. He serves as a Director of the Domestic Petroleum Council, the National Association of Manufacturers, the Independent Petroleum Association of America, and the National Petroleum Council.

6Mr. Richardson has served as Chairman of F. E. Richardson & Co., Inc. of New York City, a firm specializing in acquisitions of and investments in growth companies, since June 1995. From 1986 to June 1995, Mr. Richardson served as President of Wesray Capital Corporation, a firm which also specialized in acquisitions of and investments in growth companies. From 1997 to June 2006, he served as Chairman of Enterprise News Media, Inc., which owned newspapers in Brockton, Quincy, Plymouth, and several other towns in Massachusetts. Mr. Richardson serves as a trustee of the Metropolitan Museum of Art and the New York University School of Medicine, both located in New York.

Directors Emeritus

Troy N. Smith, Sr., founder of the Company, has served as Chairman Emeritus of the Board of Directors since May 1991. As Chairman Emeritus, Mr. Smith has the right to attend and participate on a non-voting basis at all meetings of the Board of Directors and receives the same director fees as the other independent directors. E. Dean Werries, who served as a director from 1991 until 2005 (and Chairman of the Board from 1995 until 2000), was named Director Emeritus in January 2005. Mr. Werries has the right to attend and participate on a non-voting basis at all meetings of the Board of Directors.

CORPORATE GOVERNANCE

Sonic’s policies and practices reflect corporate governance initiatives that are compliant with the listing standards of NASDAQ and the corporate governance regulations of the Sarbanes-Oxley Act of 2002. The Board of Directors has documented its corporate governance practices and adopted Corporate Governance Guidelines, which are designed to formalize these practices and enhance governance efficiency and effectiveness. The Corporate Governance Guidelines may be found in the corporate governance section of Sonic’s website, www.sonicdrivein.com. Among other things, these guidelines address the following:

•

The Nominating and Corporate Governance Committee is required to review with the Board annually the composition of the Board as a whole, including the directors’ independence, skills, experience, age, diversity, and availability of service to the Company.

•	The Board is required to conduct periodic self-evaluation through the Nominating and Corporate Governance Committee.
•

The Nominating and Corporate Governance Committee is required to review and report to the Board at least annually on succession planning for the Chief Executive Officer, and the Chief Executive Officer is required at all times to make available to the Board his or her recommendations of potential successors.

•	The independent directors are required to meet in conjunction with each regularly scheduled quarterly Board meeting and at other appropriate times.
•	The Board and all committees are authorized to hire their own advisors.
•	Directors who change job responsibilities are required to notify the Board and give the Board the opportunity to review whether they should continue to serve as Board members.

Director Independence

Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors, with the exception of our Chairman, Chief Executive Officer and President, J. Clifford Hudson, is independent under the criteria established by NASDAQ for director independence. The NASDAQ criteria include various objective standards and a subjective test. The objective element consists of specific relationships that automatically preclude a finding of independence. The subjective component requires the Board to make an affirmative determination that there are no other relationships that would impair independence. Mr. Hudson is the only employee member of the Board.

Committees of the Board of Directors

The Board of Directors has three standing committees:     the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee. The charters for each of these committees are available at no charge in the corporate governance section of the Company’s website at www.sonicdrivein.com. All members of each of these committees are independent directors. In addition, upon recommendation of the Nominating and Governance Committee, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards.

The independent directors of the Company meet without the management director at executive sessions in conjunction with each quarterly board meeting and at other appropriate times. The independent directors have designated Frank E. Richardson as the lead director to preside at all meetings of the independent directors.

Nominating and Corporate Governance Committee.     In accordance with its written charter adopted by the Board of Directors, the Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board director nominees, and monitors significant developments in the law and practice of corporate governance. On October 18, 2007, the Nominating and Corporate Governance Committee nominated the two individuals named above for election as directors at the annual meeting of stockholders. The members of the Nominating and Corporate Governance Committee consist of all of the independent directors of the Company. Frank E. Richardson is the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four meetings during the Company’s last fiscal year. The Nominating and Corporate Governance Committee will consider nominees recommended by the Company’s stockholders. In order to recommend a nominee for the next annual meeting, stockholders must deliver the recommendation in writing to the Company on or before August 9, 2008, addressed to the attention of Carolyn C. Cummins, Secretary of the Company, and must provide the full name, address, and business history of the recommended nominee.

Audit Committee.     In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and compliance by the Company with certain legal and regulatory requirements. The committee encourages free and open communication among the committee members, Ernst & Young LLP, the Company’s independent registered public accounting firm, and management of the Company. In accordance with its charter, the Audit Committee pre-approves all audit and permissible non-audit services. Throughout the year, the committee periodically meets with representatives of Ernst & Young LLP and also meets with representatives of the internal audit function, without management present. The members of the Audit Committee are H. E. “Gene” Rainbolt (Chair), J. Larry Nichols, and Frank E. Richardson. Each of the members of the Audit Committee is “independent,” as defined by the rules of the SEC and the NASDAQ stock market listing standards. The Board of Directors has determined that Mr. Rainbolt is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. In fiscal 2007, the Audit Committee met eight times, including meetings to review the quarterly financial statements prior to the releases of earnings to the public. A copy of the written charter for the Audit Committee was attached to the proxy statement for the January 2006 annual meeting.

Compensation Committee.     In accordance with its written charter adopted by the Board of Directors, the Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Compensation Committee is comprised entirely of independent directors who operate under a written charter approved by the Board of Directors. The Compensation Committee’s functions include reviewing and approving the base salary, annual cash incentive awards and long-term equity incentive awards to the executive officers of the Company, as well as overseeing and reviewing the Company’s various equity benefit plans. The members of the Compensation Committee are Leonard Lieberman (Chair), Michael J. Maples, Federico F. Peña, and Robert M. Rosenberg. The Compensation Committee held four meetings during the Company’s last fiscal year.

Our Compensation Committee makes all compensation decisions for the “named executive officers” (as defined on page 8 under Compensation Discussion and Analysis) and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. Our Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer, whose performance is reviewed and compensation set exclusively by our Compensation Committee). The conclusions reached and recommendations made by the Chief Executive Officer based on these reviews, including with respect to salary adjustments and annual incentive and equity award amounts, are presented to our Compensation Committee. Our Compensation Committee may exercise its discretion in increasing, decreasing or otherwise modifying the proposed compensation and awards to our named executive officers.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are named above. None of these individuals has ever been an officer or employee of Sonic or any of its subsidiaries or had any relationship with Sonic requiring disclosure under Item 404 of Regulation S-K. No executive officer of Sonic has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal year 2007.

Meetings of the Board of Directors

The Board of Directors of the Company held six meetings during the Company’s last fiscal year. The independent directors met in executive session at each quarterly meeting. Each incumbent director attended at least 75% of the meetings of the Board and the Board committees on which he served.

Attendance at Annual Meeting of Stockholders

The Company encourages its Board members to attend the annual meeting of stockholders and schedules Board and committee meetings to coincide with the stockholder meeting to facilitate the directors’ attendance. All of the incumbent directors attended the annual meeting of stockholders held in January 2007.

Compensation of Directors

During the 2007 fiscal year, cash fees earned by the independent directors for their services were as follows:

•

Annual retainer fee of $27,500, which reflects the annual retainer amount of $20,000 in effect prior to the January 2007 Board meeting and the annual retainer amount of $30,000 effective at the January 2007 board meeting;

•	Audit Committee Chair annual retainer amount of $10,000;
•	Compensation Committee Chair and Nominating and Corporate Governance Committee Chair annual retainer amounts of $5,000;
•	Additional fee of $2,500 for each Board meeting attended;
•	Additional fee of $1,000 for any special telephonic meetings; and
•	Additional fee of $1,000 for Audit Committee members for each quarterly regularly scheduled earnings release telephonic meeting.

Independent directors receive seven-year, non-qualified stock options to purchase 50,000 shares of common stock of the Company upon the individual’s initial election as a director, and an annual grant of seven-year, non-qualified stock options to purchase 12,500 shares of common stock of the Company beginning with the fourth year of the director’s term and continuing annually for so long as the individual serves on the Board. The exercise price of the stock options equals the market value of the common stock at the date of the grant, and the stock options become exercisable with regard to one-third of the shares of common stock underlying the option on each of the first three anniversary dates of the grant of the stock option. In January 2007, the Company granted options to purchase 12,500 shares of common stock of the Company at $22.21 per share to Messrs. Lieberman, Peña, Rainbolt, Richardson, and Rosenberg. In connection with his initial election as a director in January 2007, Mr. Nichols received options to purchase 50,000 shares of common stock of the Company at $22.21 per share.

Director Compensation Table

The following table sets forth information as to compensation during fiscal year 2007 earned by each non-employee director of the Company.

Name [1]	Fees Earned or Paid in Cash ($)	Option Awards ($)[2]	Total ($)

Leonard Lieberman	44,500	82,582	127,082

Michael J. Maples	39,500	190,031[3]	229,531

J. Larry Nichols	31,000	71,830[4]	102,830

Federico F. Peña	39,500	82,582	122,082

H.E. “Gene” Rainbolt	51,000	82,582	133,582

Frank E. Richardson	48,500	82,582	131,082

Robert M. Rosenberg	41,500	82,582	124,082

_______________

1J. Clifford Hudson, the Company’s Chairman of the Board, Chief Executive Officer and President, is not included in the table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Hudson as an employee of the Company is shown in the Summary Compensation Table on page 13.

2The option awards amounts reflect the dollar amount recognized for financial statement purposes for the fiscal year ended August 31, 2007 in accordance with FAS 123(R), and thus include amounts for awards granted in and prior to fiscal year 2007. As of August 31, 2007, each director has the following number of options outstanding: Leonard Lieberman: 144,125; Michael J. Maples: 75,938; Larry J. Nichols: 50,000; Federico F. Pena: 118,813; H.E. “Gene” Rainbolt: 93,500; Frank E. Richardson: 144,125; and Robert M. Rosenberg: 63,125. The full grant date fair value of stock options awarded in fiscal 2007 was $371,345 for Larry J. Nichols (initial grant) and $92,836 for each of Messrs. Lieberman, Peña, Rainbolt, Richardson and Rosenberg (annual grant after first three-year term). No stock options were awarded to Mr. Maples in 2007 since he has not yet completed his first three-year term.

3Reflects the pro-rated portion for the year for the vesting of one-third of the 75,938 options granted to Mr. Maples in fiscal year 2005 upon his initial election as a director.

4Reflects the pro-rated portion for the year for the vesting of one-third of the 50,000 options granted to Mr. Nichols in fiscal year 2007 upon his initial election as a director.

Director Nominations

Annually, the Nominating and Corporate Governance Committee follows a process designed to consider the re-election of existing directors and seek individuals qualified to become new Board members for recommendation to the Board for any vacancies.

With respect to nominating existing directors, the Nominating and Corporate Governance Committee reviews relevant information available to it, including an assessment of the directors’ continued ability and willingness to serve as directors. The Nominating and Corporate Governance Committee also assesses each person’s contribution in light of the mix of skills and experience the Nominating and Corporate Governance Committee has deemed appropriate for the Board.

With respect to considering nominations of new directors, the Nominating and Corporate Governance Committee conducts a thorough search to identify candidates based upon criteria the Nominating and Corporate Governance Committee deems appropriate and considering the mix of skills and experience necessary to complement existing Board members. The Nominating and Corporate Governance Committee then reviews selected candidates and makes a recommendation to the Board. The Nominating and Corporate Governance Committee may seek input from other Board members or senior management in identifying candidates.

Each candidate for director must possess the following specific minimum qualifications:

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his or her professional life and has established a record of professional accomplishment in his or her chosen field.
•	No candidate shall have any material personal, financial, or professional interest in any present or potential competitor of the Company.
•

Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership in at least one committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the committee(s) of the Board of which he or she is a member.

The Nominating and Corporate Governance Committee will consider nominations for the Board by stockholders the same way it evaluates other individuals for nomination as a new director. Such nominations must be made in accordance with the Company’s bylaws.

Communications with Directors

Stockholders may communicate with the non-employee members of the Board of Directors by writing to the Board, c/o Carolyn C. Cummins, Secretary of the Company. All written submissions that appear to be good faith efforts to communicate with Board members about matters involving the interests of the Company and its stockholders are collected and forwarded on a periodic basis to the Board. Any concerns relating to accounting, internal accounting controls, or auditing matters will be brought immediately to the attention of the Company’s principal internal auditor and handled in accordance with the procedures established by the Audit Committee with respect to such communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview.    Successful execution of our strategic plan is predicated on attracting and retaining a talented and highly motivated executive team. Unwanted turnover among our key executives can be very costly to the Company and our stockholders. Therefore, our executive compensation program has been designed to support our long-term strategic objectives, as well as address the realities of the competitive market for talent.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 13, are referred to as the “named executive officers.”

Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other officers. Named executive officers receive base salary, annual cash incentive awards and long-term equity awards. The only perquisites provided to officers, including named executive officers, are car allowances and premiums paid for certain life and accidental death and dismemberment insurance. Named executive officers are eligible to participate in our health and benefit plans and employee stock purchase plan, which are generally available to all other employees. The Company does not offer any retirement plan or compensation for named executive officers other than the Company’s 401(k) plan in which all employees may participate.

Compensation Objective.     The objective of our executive compensation program is to ensure that compensation paid to named executive officers is closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation assists the Company in attracting, motivating and retaining key executives critical to its long-term success.

Components of Compensation.     There are three main components of our executive compensation program:

•	Base salary;
•	Annual cash incentives; and
•	Long-term equity incentives.

Our Compensation Committee considered each of these components within the context of a total rewards framework. We do not target a specific total compensation level. Instead, we strive to be competitive in the marketplace by appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable) while recognizing the Company’s performance, as well as the named executive officer’s performance, contributions and experience. In maintaining our philosophy of paying for performance, compensation is more heavily weighted towards variable compensation than base salary. Compensation of named executive officers is also more heavily weighted towards long-term equity incentives than short-term incentives to align the interests of executives with our stockholders and facilitate the creation of value for stockholders. In furtherance of the Company’s philosophy of rewarding executives for future superior financial performance, prior stock compensation gains are generally not considered in setting future compensation levels.

In making executive compensation decisions, we are guided by our compensation philosophy described above. We also consider historical compensation levels, competitive pay practices at the companies in our peer group, the relative compensation levels of our named executive officers and the overall effectiveness of our compensation program in achieving desired results.

In furtherance of its compensation philosophy, our Compensation Committee has engaged Mercer Human Resource Consulting to conduct an annual review of our total compensation program for our named executive officers and provide relevant market data concerning executive pay practices. For fiscal 2007, Mercer provided data consisting of proxy information of peer companies as well as an analysis of executive compensation survey data maintained by Mercer, Towers Perrin and Watson Wyatt.

In making compensation decisions, our Compensation Committee compares each element of total compensation against our “compensation peer group,” which is a benchmarking peer group of publicly traded and privately held restaurant companies, as augmented by survey data where position matches were not available. Our compensation peer group, which is periodically reviewed and updated by our Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent. The companies comprising our compensation peer group in 2007 were:

• Brinker	• Rare Hospitality
• Wendy’s	• Ryan’s Restaurant Group
• Jack in the Box	• P.F. Chang’s China Bistro
• CKE Restaurants	• CEC Entertainment
• Ruby Tuesday	• Panera Bread
• Applebee’s	• Steak n Shake
• Cheesecake Factory	• Red Robin
• Papa John’s	• California Pizza Kitchen
• AFC Enterprises	• IHOP

For comparison purposes, the Company’s annual revenues are slightly above the 25th percentile in revenues of our compensation peer group and slightly above the 75th percentile in market value.

The following sections describe in greater detail each of the elements of our named executive officer compensation program, why they were selected, and how the amounts of each element were determined.

Base Salary. Base salary is designed to compensate our named executive officers in part for their roles and responsibilities, and to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, we consider each executive’s role and responsibility, experience, unique skills, and future potential with Sonic, along with salary levels for similar positions in our peer group and internal pay equity. Our compensation philosophy is to target base salaries at or below the median of our compensation peer group for each named executive officer. Base salaries are reviewed annually during our benchmarking process. Salary adjustments are made taking into account benchmark data as well as individual performance.

Annual Cash Incentive.     We provide performance-based annual cash incentive awards to our named executive officers, as well as other officers and mid-level management personnel. These short-term cash incentives are designed to reward the achievement of specific, pre-set financial results measured over the current fiscal year. Awards under the annual cash incentive program are based on the Compensation Committee’s belief that a significant portion of the annual compensation of named executive officers should be contingent on achievement of the annual performance goals of the Company.

The Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the fiscal year. Achievement of the earnings per share target set forth in the annual business plan will result in the payment of a cash incentive award equal to a percentage of the base salary of the named executive officer. The target incentive awards are set below the median of our compensation peer group. These target award levels are reviewed periodically by our Compensation Committee. The target percentages for each named executive officer are based on the scope of the named executive officer’s responsibilities, internal pay equity among named executive officers with similar responsibilities and competitive considerations. For 2007, the target percentages for our named executive officers were 75% for Mr. Hudson, 50% for Messrs. Vaughan, McLain and Perry, and 40% for Mr. Townsend. Named executive officers must achieve a threshold level of 85% of the established earnings per share target in order to be rewarded with 50% of their target incentive awards. Incremental progress from 85% to 100% of the established earning per share goal will allow the remaining 50% of the target incentive award to be earned. Thus, consistent with our pay-for-performance philosophy, only when performance meets the earnings per share target will named executive officers be able to realize the entirety of their target incentive awards. The Compensation Committee sets the earnings per share target to require strong performance in order to achieve the target incentive awards. To encourage exceptional performance, achievement in excess of the earnings per share target will result in the payment of a cash incentive that as a percentage of the target incentive award equals the actual earnings per share as a percentage of the earnings per share target. Our Compensation Committee retains discretion to adjust incentive awards up or down as it sees fit in light of unusual or unforeseen developments that impact Sonic or the industry in which Sonic operates.

For fiscal 2007, the earnings per share target was $.97. Actual performance in fiscal 2007 was $.91 per share, which resulted in a payout of 79.3% of the target annual incentive amounts for the named executive officers. Over the prior three fiscal years, our payouts have been 93.7%, 96.5% and 101% of the target annual incentive award. The Compensation Committee did not exercise discretion to alter any individual awards for fiscal 2007 or the prior three fiscal years under the annual incentive award plan.

Long-Term Equity Incentive.     A key component of our named executive officer compensation program includes rewards for long-term strategic accomplishments and enhancement of long-term shareholder value through the use of equity-based incentives. We currently provide equity-based incentives in the form of stock option awards. We believe that long-term incentive compensation performs an essential role in attracting and retaining executive talent and provides executives with incentives to maximize the value of stockholders’ investments. The annualized value of the stock option awards to our named executive officers is intended to be the largest component of our overall compensation package.

In determining the amount of options to be granted, our Compensation Committee utilizes a formula which consists of “Total Compensation Potential” (base salary plus target annual incentive cash award) divided by the closing market price two days prior to the grant date and further multiplied by a factor determined by the Committee. Prior to fiscal year 2007, the multiplier for all named executive officers was 1.0. For fiscal year 2007, the multiplier was 2.0. Our Compensation Committee increased the multiplier for fiscal 2007 to be consistent with its objective of equity award levels being the largest component of the named executive officers’ compensation and to more closely align with the equity award levels awarded by our peer group. In consideration of internal equity and consistency among the named executive officers, the Compensation Committee has established the same multiplier for each named executive officer. The Compensation Committee generally targets the stock option awards for our named executive officers above the median for our compensation peer group. However, Mr. Hudson’s stock option award is below the median for our compensation peer group, based on the Compensation Committee’s philosophy of using a compensation multiplier that is consistent among named executive officers.

In January 2006, Sonic adopted the Sonic Corp. 2006 Long-Term Incentive Plan, which replaced the 2001 Sonic Corp. Stock Option Plan. The new plan provides our Compensation Committee greater flexibility in the choice of vehicles used to make long-term incentive grants, including the ability to issue restricted stock. The Compensation Committee reviews the types of awards granted annually to ensure we are spending our shares responsibly and understand the cost associated with each type of available award. For fiscal 2007, the Compensation Committee determined that the award of stock options has been an effective method of tying a significant portion of the named executive officers’ total opportunity for financial gain to increases in shareholder wealth and granted long-term incentive awards consisting solely of stock options.

Stock option grants to named executive officers have historically been made annually at our April quarterly Compensation Committee meeting. Beginning in fiscal 2008, annual grants of equity-based awards will be made at the January quarterly Compensation Committee meeting, which is the date that other annual executive compensation items are considered. Our quarterly Compensation Committee meeting dates are generally set in conjunction with our quarterly Board meetings about a year in advance of the meeting. In addition to regular option grants, at times our Compensation Committee makes special stock option grants, usually in connection with new employment or as a result of promotion, which are made at the quarterly Compensation Committee meeting following the event triggering the grant. Stock options are granted with an exercise price not less than the closing market price of our common stock on the grant date (which is the date of the quarterly Board meeting typically held the day after the quarterly Compensation Committee meeting). Options vest over a period of three years, with one-third becoming exercisable on each anniversary of the grant date as long as the named executive officer is still employed by us on the date of vesting, and generally expire after seven years. The periodic vesting provisions are in place to encourage the named executive officers to remain with the Company. Stock options only have value if our stock price appreciates after the options are granted. There is no relationship between the timing of the granting of equity-based awards and our release of material non-public information.

Termination and Change in Control Arrangements.     We have employment agreements with each named executive officer. The employment agreements provide that if the Company terminates the named executive officer’s employment other than for cause or fails to renew his contract, the Company must pay the named executive officer certain severance benefits. The contracts for the named executive officers also provide that, upon a change in control of the Company, if the Company terminates the officer’s employment other than for cause or violates any term of the contract, the Company must pay the officer severance benefits. These payments are discussed in more detail under “Potential Payments Upon Termination or Change in Control” on page 17. The agreements regarding severance payments are designed to be competitive with similar agreements of our compensation peer companies in order to attract, retain and motivate named executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage named executive officers to remain in service after a change in control and ensure that named executive officers are able to devote their entire attention to maximizing shareholder value in the event of a change in control. The Compensation Committee has determined that the amounts payable under the employment agreements are necessary to achieve those objectives.

Tax Deductibility of Pay.     In determining executive compensation, our Compensation Committee considers several factors, including the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limit the deductibility by the Company of certain categories of compensation in excess of $1,000,000 paid to certain executive officers. One exception applies to “performance-based compensation” paid pursuant to stockholder-approved employee benefit plans (essentially, compensation that is paid only if the individual’s performance meets pre-established objective performance goals based on performance criteria approved by our stockholders). Generally, our Compensation Committee believes that it is in the interests of the Company’s stockholders to preserve the deductibility of compensation paid to executive officers of the Company, while still maintaining the goals of the Company’s executive compensation program. However, where it is deemed necessary and in the best interest of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Committee may approve compensation to executive officers that may exceed the limits of deductibility. For fiscal 2007, less than $2,000 failed to qualify for deduction under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectively submitted,

The Compensation Committee

/s/Leonard Lieberman, Chairman

/s/Michael J. Maples

/s/Federico F. Peña

/s/Robert M. Rosenberg

Summary Compensation Table

The following table provides information concerning total compensation earned by the Chief Executive Officer, the Chief Financial Officer and the three other most-highly compensated executive officers of the Company who served in such capacities as of August 31, 2007 for services rendered to the Company during the past fiscal year. These five officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Option Awards ($)[2]	Non- Equity Incentive Plan Compen- sation ($)[3]	All Other Compen- sation ($)[4]	Total ($)
J. Clifford Hudson Chairman of the Board, Chief Executive Officer and President	2007	592,935	24,117	540,160	356,850	27,651	1,541,713

Stephen C. Vaughan Chief Financial Officer and Vice President	2007	256,667	9,583	177,571	107,055	27,131	578,007

W. Scott McLain Executive Vice President, President of Sonic Industries Services Inc.	2007	318,938	12,791	333,328	128,863	26,684	820,604

Michael A. Perry President of Sonic Restaurants, Inc.	2007	291,667	11,458	264,558	118,950	26,623	713,256

V. Todd Townsend Chief Marketing Officer and Vice President	2007	253,333	7,206	186,125	80,886	103,504	631,054

_______________

1The bonus amounts represent the holiday bonuses paid to each named executive officer as well as to all of the Company’s employees in an amount equal to one-half of the employee’s monthly base salary.

2The option awards amounts reflect the dollar amount recognized for financial statement purposes for the fiscal year ended August 31, 2007 in accordance with FAS 123(R), and thus include amounts for awards granted in and prior to fiscal year 2007. See Note 12 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2007 regarding assumptions underlying valuation of equity awards. These amounts do not reflect cash compensation actually received by the named executive officers.

3The non-equity incentive plan compensation amounts reflect the cash awards to the named executive officers under the Company’s annual cash incentive plan, which covers the named executive officers, as well as other officers and mid-level management personnel, and is discussed in further detail in the Compensation Discussion and Analysis under the section “Annual Cash Incentive.”

4The amounts include car allowance, the Company’s matching contribution to the Company’s 401(k) plan, and premiums for life insurance paid on behalf of the named individuals. The amount reflected for Mr. Townsend also includes $76,253 paid for Mr. Townsend’s relocation expenses. We provide all officers, including our named executive officers, with a choice of a company car (Ford Escape) or a car allowance of $1,200 per month. If an officer chooses the car allowance, it is included in his or her taxable income. We also match 100% of each participant’s contribution to the 401(k) plan for the first 3% of the participant’s base salary and annual cash incentive award and 50% for the next 3% of the participant’s salary and annual cash incentive award. Company contributions vest over a six-year period during the first six years of employment and then vest 100% after the sixth year of employment. In addition, we pay the premiums for life insurance and accidental death and dismemberment insurance for all officers and mid-level management for coverage in the amount of four times the employee’s base salary, up to a maximum coverage of $800,000.

Grants of Plan-Based Awards Table

The following table provides information concerning grants of plan-based awards made to the named executive officers during fiscal year 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards
Name	Grant Date	Threshold ($)[1]	Target ($)	(#)	($ / Sh)	($)[2]

J. Clifford Hudson	4-5-07			93,500	22.54	660,325
	N/A	225,000	450,000

Stephen C. Vaughan	4-5-07			36,064	22.54	254,695
	N/A	67,500	135,000

W. Scott McLain	4-5-07			43,411	22.54	306,582
	N/A	81,250	162,500

Michael A. Perry	4-5-07			40,071	22.54	282,993
	N/A	75,000	150,000

V. Todd Townsend	4-5-07			31,790	22.54	224,511
	N/A	51,000	102,000

_______________

1The threshold amounts reflect the minimum payment level under the Company’s annual cash incentive plan, which is 50% of the target amounts shown in the next column. The minimum payment level may not be attained, and the annual cash incentive may exceed the target amount, as more particularly described in the Compensation Discussion and Analysis under the section “Annual Cash Incentive.”

2The amounts shown represent the fair market value at grant date for financial reporting purposes in fiscal 2007 of stock options determined in accordance with FAS 123(R).

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on the current holdings of stock options by the named executive officers as of the fiscal year ended August 31, 2007. The table includes unvested stock options, the vesting schedules for which are shown following this table.

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)[1]	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
J. Clifford Hudson	114,797	0	4.25	4/30/2008
	93,050	0	5.73	4/27/2009
	108,489	0	5.71	4/25/2010
	94,845	0	7.36	4/16/2011
	56,902	0	13.03	4/30/2012
	76,287	0	12.09	4/10/2013
	64,046	0	14.22	4/29/2014
	10,001	5,000	21.14	1/19/2015
	30,052	15,025	21.65	4/6/2015
	5,001	10,000	19.30	1/31/2016
	14,497	28,989	23.08	4/6/2013
	0	93,500	22.54	4/5/2014

Stephen C. Vaughan	23,552	0	4.25	4/30/2008
	37,146	0	4.87	1/20/2009
	19,946	0	5.73	4/27/2009
	25,995	0	5.71	4/25/2010
	21,956	0	7.36	4/16/2011
	30,368	0	9.09	11/13/2011
	14,227	0	13.03	4/30/2012
	17,126	0	12.09	4/10/2013
	14,664	0	14.22	4/29/2014
	19,983	0	19.72	11/10/2014
	8,331	4,166	21.65	4/6/2015
	4,609	9,216	23.08	4/6/2013
	0	36,064	22.54	4/5/2014

W. Scott McLain	44,508	0	4.25	4/30/2008
	38,285	0	5.73	4/27/2009
	43,941	0	5.71	4/25/2010
	41,735	0	7.36	4/16/2011
	25,604	0	13.03	4/30/2012
	30,803	0	12.09	4/10/2013
	38,733	0	14.89	1/21/2014
	26,636	0	14.22	4/29/2014
	33,890	0	19.72	11/10/2014
	13,422	6,711	21.65	4/6/2015
	6,590	13,179	23.08	4/6/2013
	0	43,411	22.54	4/5/2014

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)[1]	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Michael A. Perry	8,177	0	7.36	4/16/2011
	18,967	0	13.03	4/30/2012
	21,589	0	12.09	4/10/2013
	42,686	0	10.97	8/20/2013
	21,644	0	14.22	4/29/2014
	30,385	0	19.72	11/10/2014
	12,034	6,016	21.65	4/6/2015
	5,905	11,804	23.08	4/6/2013
	0	40,071	22.54	4/5/2014
V. Todd Townsend	30,002	14,999	21.07	8/17/2015
	5,009	10,017	23.08	4/6/2013
	0	31,790	22.54	4/5/2014

_______________

1The following table shows the grant date, vesting schedule and expiration date for all unvested stock options as of the fiscal year ended August 31, 2007. All stock options have a three-year vesting schedule of 33 1/3% per year. All stock options prior to April 2006 have a 10-year term and all stock options granted in or after April 2006 have a seven-year term.

Grant Date	Vesting Schedule	Expiration Date

1/19/2005	33 1/3% per year with a remaining vesting date of 1/19/2008	1/19/2015

4/6/2005	33 1/3% per year with a remaining vesting date of 4/6/2008	4/6/2015

8/17/2005	33 1/3% per year with a remaining vesting date of 8/17/2008	8/17/2015

1/31/2006	33 1/3% per year with remaining vesting dates of 1/31/2008 and 1/31/2009	1/31/2016

4/6/2006	33 1/3% per year with remaining vesting dates of 4/6/2008 and 4/6/2009	4/6/2013

4/5/2007	33 1/3% per year with remaining vesting dates of 4/5/2008, 4/5/2009 and 4/5/2010	4/5/2014

Option Exercises and Stock Vested Table

The following table sets forth information regarding stock options exercised during the last fiscal year by the named executive officers.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)[1]	Value Realized on Exercise ($)

J. Clifford Hudson	174,034	3,466,757

Stephen C. Vaughan	36,917	759,383

W. Scott McLain	84,877	1,720,747

Michael A. Perry	0	0

V. Todd Townsend	0	0

_______________

1All of the options exercised by Messrs. Hudson, McLain and Vaughan would have expired in fiscal year 2007 if not exercised.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with Mr. Hudson, our Chairman of the Board, Chief Executive Officer and President, and the other named executive officers. Mr. Hudson’s agreement is for a two-year term which automatically extends each year for one additional year to maintain successive terms of two years unless specifically terminated or not renewed by the Company. The agreements for all other named executive officers automatically renew for successive one-year terms unless specifically terminated or not renewed by the Company. The employment agreements provide that if the Company terminates the named executive officer’s employment other than for cause or fails to renew his contract, he will receive his base compensation for a 24-month period after termination in the case of Mr. Hudson and for a 12-month period after termination in the case of the other named executive officers. The agreements define “cause” as (1) the willful and intentional failure substantially to perform his duties (other than because of physical or mental incapacity), (2) the commission of an illegal act in connection with his employment, or (3) the commission of any act which falls outside the ordinary course of his responsibilities and which exposes the Company to a significant level of undue liability. A determination of “cause” requires the affirmative vote of at least two-thirds of all members of the Board of Directors. The contracts for Messrs. Hudson, Perry, and Townsend expire in August 2008, the contract for Mr. McLain expires in January 2008 and the contract for Mr. Vaughan expires in October 2008.

The contracts for all of the named executive officers also provide that, upon a change in control of the Company, if the Company terminates the officer’s employment other than for cause or violates any term of the contract, the Company must pay the officer a lump sum equal to a specified multiple of the officer’s then current salary, not to exceed the maximum payable without a loss of the deduction under Section 280G of the Internal Revenue Code. The specified multiple equals two times the amount of their annual base salary for all of the named executive officers of the Company, except for Mr. Hudson (who would receive three times his annual base salary). The same lump sum provision applies if the officer should resign for “good reason,” which includes (without limitation) the occurrence without the officer’s consent after a change in control of the Company of (1) the assignment to the officer of duties inconsistent with the officer’s office with the Company, (2) a change in the officer’s title or office with the Company, or (3) a reduction in the officer’s salary. The officers’ contracts generally define a “change in control” to include any consolidation or merger of the Company in which the Company does not continue or survive or pursuant to which the shares of capital stock of the Company convert into cash, securities, or other property; any sale, lease, exchange, or transfer of all or substantially all of the assets of the Company; the acquisition of 50% or more of the outstanding capital stock of the Company by any person; or a change in the make-up of the Board of Directors of the Company during any period of two consecutive years, pursuant to which individuals who at the beginning of the period made up the entire

Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors, unless at least two-thirds of the directors then and still in office approved the nomination of the new directors.

Other than the foregoing agreements, the Company has no compensatory plan or arrangement with respect to its executive officers which would result from the resignation, retirement, or termination of any executive officer’s employment with the Company, from a change in control of the Company, or from a change in an executive officer’s responsibilities following a change in control of the Company.

The following table describes and quantifies certain compensation that would become payable under the contracts described above if the named executive officers’ employment had terminated on August 31, 2007, the last day of the fiscal year. The amounts are based on each officer’s compensation as of that date, and if applicable, the Company’s closing stock price on that date of $21.82.

Name	Benefit	Retirement ($)	Before Change in Control Termination w/o Cause ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Disability ($)	Death ($)

J. Clifford Hudson	Cash Severance	—	1,200,000	1,800,000	[1]	—
	Stock Options [2]	31,154	—	31,154	31,154	31,154

Stephen C. Vaughan	Cash Severance	—	270,000	540,000	[1]	—
	Stock Options [2]	14,692	—	14,692	14,692	14,692

W. Scott McLain	Cash Severance	—	325,000	650,000	[1]	—
	Stock Options [2]	24,862	—	24,862	24,862	24,862

Michael A. Perry	Cash Severance	—	300,000	600,000	[1]	—
	Stock Options[2]	22,289	—	22,289	22,289	22,289

V. Todd Townsend	Cash Severance	—	255,000	510,000	[1]	—
	Stock Options[2]	11,249	—	11,249	11,249	11,249

_______________

1 Named executive officers do not receive any payments upon termination as a result of long-term disability other than the long-term disability benefits provided to all corporate employees in the amount of 70% of the employee’s salary, but not to exceed $10,000 per month, until the employee reaches the age of 65.

2The amounts reflect the value on August 31, 2007 of unvested stock options granted under the 1991 and 2001 Sonic Corp. Stock Option Plans which would become exercisable upon the named executive officer’s retirement, disability or death, or upon a change in control. The value is based on the difference between the closing price of $21.82 on August 31, 2007 for a share of Sonic Corp. stock and the exercise price of the stock option as set at the time of the stock option grant. Under the Sonic Corp. 2006 Long-Term Incentive Plan, unvested stock options accelerate upon the option holder’s disability or death. The Compensation Committee has the authority and may determine at any time that unvested stock options will accelerate upon a change in control. The amounts reflected assume the Compensation Committee will make such determination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

We lease two parcels of real estate, upon which we operate two drive-in restaurants, from Plains Realty Corp. (“Plains”), a corporation in which a minority interest is held by J. Clifford Hudson, Chairman of the Board of Directors, Chief Executive Officer and President of the Company, in trust for himself and in trust for his son. The Company made rental payments during fiscal year 2007 for both parcels pursuant to leases entered into in 1988 and 1989. Both leases expire in January 2009. During the last fiscal year, the Company paid Plains a total of $106,298 in rent pursuant to those two leases and expects to pay additional rent in the approximate amount of $152,000 through the remainder of the lease terms. The approximate amount of the trusts’ interest in the rent received in the last fiscal year was $38,000, and the approximate amount of the trusts’ interest in the remaining rent due over the term of the lease is $55,000. We believe that the terms and conditions of the leases are no less favorable than those we could have obtained from third parties in arm’s length transactions.

H. E. Rainbolt, a director of the Company, is Chairman of the Board and a principal stockholder of BancFirst Corp., the holding company of BancFirst of Oklahoma City (“BancFirst”). BancFirst was a participant in the Company’s $486 million credit facility which was entered into in September 2006 and in which BancFirst participated in $7.2 million. The outstanding balance of that credit facility was refinanced in December 2006. BancFirst is not a participant in the Company’s current credit facility. The former credit facility transaction in which BancFirst was a participant was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to BancFirst, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Policies, Procedures and Practices

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, all directors and executive officers are required to report actual or potential conflicts of interest to the Nominating and Corporate Governance Committee of the Board of Directors. The Chief Executive Officer, Chief Financial Officer, Treasurer and Controller are also subject to the Company’s Code of Ethics for Financial Officers which requires them to avoid actual or apparent conflicts of interest and report violations of the Code of Ethics to the Chairman of the Audit Committee of the Board of Directors. The Audit Committee Charter requires the Audit Committee to review and approve policies and procedures with respect to proposed transactions between the Company and related parties and to review and approve in advance all such related party transactions. The Audit Committee will approve any such transaction only if it is determined to be in the best interests (or not inconsistent with the best interests) of the Company and its stockholders. In addition, directors and executive officers provide information in an annual questionnaire relating to any transactions with the Company, which transactions are reviewed by the Audit Committee to determine whether disclosure is required in the Company’s proxy statement. No member of the Audit Committee participates in any approval of a related party transaction in which such member is a related person, other than to provide all material information regarding the transaction to the Committee.

The Company’s Code of Business Conduct and Ethics, Code of Ethics for Financial Officers and Audit Committee Charter may all be found in the corporate governance section of our website, www.sonicdrivein.com.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended August 31, 2007 and 2006:

	2007	2006
Audit Fees[1]	$798,000	$581,000
Audit-Related Fees[2]	21,000	37,000
Tax Compliance and Return Preparation Fees[3]	39,650	61,175
Tax Other Fees	5,000	6,650

Total	$863,650	$685,825

_______________

1Audit fees relate to professional services rendered for the annual audit of the consolidated financial statements of the Company (including internal control reporting under Section 404 of the Sarbanes-Oxley Act of 2002) and the quarterly reviews relating to Securities and Exchange Commission filings of the Company’s financial statements. Audit fees also include comfort letter procedures and other services related to the tender offer and related debt transaction, and professional services rendered for separate audits of selected wholly-owned subsidiaries of the Company.

2Audit-related fees relate to professional services rendered for the annual audit of the Company’s benefit plan.

3Tax compliance and return preparation fees include fees for reviews of tax returns and related tax services.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee also reviews whether any of the senior audit team members receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent registered public accounting firm.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined that such services have not adversely affected such independence. All of the fees for fiscal year 2007 and 2006 were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements during those periods.

REPORT OF AUDIT COMMITTEE

The Audit Committee is comprised of three directors and operates under a written charter, a copy of which was attached to the proxy statement for the Annual Meeting of Stockholders held in January 2006 and is also available on the Company’s website (www.sonicdrivein.com). Each of the members of the Audit Committee meets the independence requirements of NASDAQ and the Sarbanes-Oxley Act of 2002. The Audit Committee held eight meetings in fiscal 2007. The meetings facilitated communication with senior management and employees, the internal auditors and Ernst & Young LLP, the Company’s independent registered public accounting firm (Ernst & Young). The Committee held discussions with the internal auditors and Ernst & Young both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of Ernst & Young and, in addition, reviewed and pre-approved all services provided by Ernst & Young during fiscal 2007.

As stated in the Audit Committee’s charter, the Audit Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to establish and maintain a system of internal control over financial reporting, to plan and conduct audits, and to prepare consolidated financial statements in accordance with generally accepted accounting principles. It is the responsibility of the Company’s independent registered public accounting firm to audit those financial statements. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of the Company’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of the Company’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee has met to review and discuss the annual audited and quarterly consolidated financial statements for the Company for the 2007 fiscal year (including the disclosures contained in the Company’s 2007 Annual Report on Form 10-K and its 2007 Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with the Company’s management and Ernst & Young. The Audit Committee also reviewed and discussed with management, the internal auditors and Ernst & Young the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely, management’s annual report on the Company’s internal control over financial reporting and Ernst & Young’s attestation report on internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (Codification of Statement on Auditing Standards, AU 380), as modified or supplemented. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as modified or supplemented, and has discussed with Ernst and Young its independence from the Company and its management. The Audit Committee also has considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the Company for the fiscal year ended August 31, 2007 be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2007.

Respectfully submitted,

The Audit Committee

/s/ H. E. Rainbolt, Chairman

/s/ J. Larry Nichols

/s/ Frank E. Richardson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners. The following table shows the total number and percentage of the outstanding shares of the Company’s voting common stock beneficially owned as of September 30, 2007, with respect to each person (including any “group” as used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) the Company knows to have beneficial ownership of more than 5% of the Company’s common stock. The Company computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which includes as beneficially owned all shares of common stock that the person or group has the right to acquire within the next 60 days.

Beneficial Owner	Number of Shares	Percent[1]

FMR LLC[2] 82 Devonshire Street Boston, Massachusetts 02109	7,489,722	12.3%

Earnest Partners, LLC [3] 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	6,050,654	10.0%

T. Rowe Price Associates, Inc. [4] 100 East Pratt Street Baltimore, Maryland 21202	4,147,546	6.8%

Barclays Global Investors, NA5 45 Fremont Street, 17th Floor San Francisco, CA 94105	3,378,961	5.6%

_______________

1Based on the number of outstanding shares of common stock as of October 31, 2007.

2Reflects shares beneficially owned by FMR LLC (formerly known as FMR Corp.) (“FMR”) according to a 13F Holdings Report filed by FMR with the SEC on November 14, 2007, reflecting ownership of shares as of September 30, 2007. Based on the 13F Holdings Report, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, and FMR Co., Inc. have defined dispositive power over 7,489,722 shares, sole voting power over 0 shares, shared voting power over 0 shares and no voting power over 7,489,722 shares. According to a statement on Schedule 13G filed by FMR with the SEC on February 14, 2007, as of December 31, 2006, each of FMR and Mr. Edward C. Johnson 3d, Chairman of FMR, has sole dispositive power over (and beneficially owned) 8,674,990 shares, representing (a) 8,561,923 shares beneficially owned by Fidelity as a result of its role as an investment advisor to various investment companies, one of which, Fidelity Low Priced Stock Fund, owned 5,000,000 shares and (b) 113,067 shares beneficially owned by Pyramis Global Advisors Trust Company (“Pyramis”), an indirect wholly-owned subsidiary of FMR, as a result of its role as an investment manager for certain institutional accounts. Fidelity has the same address as FMR, and the address of Pyramis is 53 State Street, Boston, Massachusetts 02109.

3Reflects shares beneficially owned by Earnest Partners, LLC according to a 13F Holdings Report filed by Earnest Partners, LLC with the SEC on November 13, 2007, reflecting ownership of shares as of September 30, 2007. Based on the 13F Holdings Report, Earnest Partners, LLC has sole voting power over 2,097,538 shares, shared voting power over 1,888,450 shares, no voting power over 2,064,666 shares, and sole dispositive power over all 6,050,654 shares.

4Reflects shares beneficially owned by T. Rowe Price Associates, Inc. (“T. Rowe Price”) according to a 13F Holdings Report filed by T. Rowe Price with the SEC on November 14, 2007, reflecting ownership of shares as of September 30, 2007. Based on the 13F Holdings Report, T. Rowe Price has sole voting power over 546,914 shares, shared voting power over 0 shares, no voting power over 3,600,632 shares, and sole dispositive power over all 4,147,546 shares.

5Reflects shares beneficially owned by Barclays Global Investors, NA (“Barclays”) according to a 13F Holdings Report filed by Barclays Global Investors UK Holdings Limited with the SEC on November 13, 2007, reflecting ownership of shares as of September 30, 2007. Based on the 13F Holdings Report, Barclays has defined dispositive power over 1,490,699 shares, sole voting power over 1,184,919 shares, shared voting power over 0 shares and no voting power over 305,780 shares. Barclays Global Fund Advisors, which has the same address as

Barclays, has defined dispositive power over 1,860,665 shares and sole voting power over 1,860,665 shares. Barclays Global Investors LTD, whose address is Murray House, 1 Royal Mint Court, London, EC3N 4HH, has defined dispositive power over 27,597 shares and no voting power over 27,597 shares.

Management.    The following table sets forth information obtained from our directors and executive officers as to their beneficial ownership of the Company’s voting common stock as of November 30, 2007. We computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which rule includes as beneficially owned all shares of common stock which the person or group has the right to acquire pursuant to stock options exercisable within the next 60 days (“Currently Exercisable Options”). Unless indicated otherwise, each stockholder holds sole voting and investment power with regard to the shares of common stock.

Beneficial Owner	Number of Shares	Number of Currently Exercisable Options	Percent[1]
J. Clifford Hudson[2]	984,641	672,967	2.69
Stephen C. Vaughan[3]	54,226	237,903	[4]
W. Scott McLain[5]	59,206	344,147	[4]
Michael A. Perry [6]	28,720	150,887	[4]
V. Todd Townsend[7]	810	35,011	[4]
Leonard Lieberman	52,203	124,875	[4]
Michael J. Maples	6,000	50,626	[4]
J. Larry Nichols	5,000	0	[4]
Federico F. Peña	1,161	99,563	[4]
H. E. Rainbolt	132,875	74,250	[4]
Frank E. Richardson[8]	1,997,829	124,875	3.37
Robert M. Rosenberg[9]	142,085	43,875	[4]
Directors and executive officers as a group (16) [10]	3,495,294	2,118,431	8.45

_______________

1Pursuant to Rule 13(d)(3), the Company includes the shares of common stock underlying the Currently Exercisable Options as outstanding for the purposes of computing the percentage ownership of the person or group holding those options but not for the purposes of computing the percentage ownership of any other person.

2Includes (a) 405,542 shares of common stock held by Mr. Hudson in trust for himself, (b) 469,796 shares of common stock held by Mr. Hudson’s wife in trust for herself (of which Mr. Hudson disclaims beneficial ownership), (c) 27,303 shares of common stock held by Mr. Hudson in trust for his two children (of which Mr. Hudson disclaims beneficial ownership) and (d) 82,000 shares of common stock held by a family limited liability company owned by Mr. Hudson, his wife and his two children. (Mr. Hudson owns 40% of the family limited liability company and disclaims beneficial ownership of the shares held by the family limited liability company except to the extent of his pecuniary interest therein.)

3Includes 236 shares held in the Company’s employee stock purchase plan.

4Represents less than 1% of the Company’s outstanding shares.

5Includes 2,466 shares held for Mr. McLain in the Company’s 401(k) plan.

6Includes 4,931 shares held for Mr. Perry in the Company’s 401(k) plan and 5,241 shares held in the Company’s employee stock purchase plan.

7Includes 810 shares held in the Company’s employee stock purchase plan.

8Includes 2,250 shares of common stock held by Mr. Richardson’s wife (of which Mr. Richardson disclaims beneficial ownership), 4,650 shares of common stock held by Mr. Richardson as custodian for his children (of which Mr. Richardson disclaims beneficial ownership), and 1,986,430 shares pledged as security.

9Includes 142,085 shares of common stock held by Mr. Rosenberg in trust for himself.

10Includes (a) 9,970 shares of common stock held for certain executive officers in the Company’s 401(k) plan and (b) 11,961 shares held for certain executive officers in the Company’s employee stock purchase plan.

Changes in Control.    We do not know of any arrangements (including the pledge by any person of securities of the Company), the operation of which may result at a subsequent date in a change in control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of the original and amended Forms 3, 4, and 5 furnished to the Company during its last fiscal year, we do not know of any person who failed to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

The Board of Directors knows of no other matters which may come before the annual meeting. If any other business properly comes before the meeting, the persons named in the proxy will vote with respect to that matter in accordance with their best judgment.

2007 ANNUAL REPORT AND FORM 10-K

A copy of the 2007 Annual Report to Stockholders accompanies this Proxy Statement. The Company’s Annual Report on Form 10-K for the year ended August 31, 2007, as filed with the Securities and Exchange Commission, contains detailed information concerning the Company and its operations which is not included in the 2007 Annual Report. A copy of the 2007 Form 10-K will be furnished to each stockholder without charge upon request in writing to: Carolyn C. Cummins, Secretary, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104. The 2007 Form 10-K is also available at the Company’s website at www.sonicdrivein.com.

Only one proxy statement and annual report may be delivered to multiple stockholders sharing an address, unless the Company receives contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy of the proxy statement and annual report have been sent who would like a separate copy of this proxy statement and annual report or future proxy statements and annual reports may make a written or oral request to Carolyn C. Cummins, Secretary, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104 or by telephone at (405) 225-5000. Similarly, requests may be made for delivery of a single copy of a proxy statement and annual report to be delivered to an address where multiple stockholders are currently receiving multiple copies of proxy statements and annual reports.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 10, 2008.

Vote by Internet

•   Log on to the Internet and go to

    www.investorvote.com

•   Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada &

     Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of two Directors — The Board of Directors recommends a vote FOR both the nominees listed.

1. Nominees:	For	Withhold		For	Withhold
01 - Leonard Lieberman	[ ]	[ ]	02 - H. E. “Gene” Rainbolt	[ ]	[ ]

2. To act upon any such other matters as may properly come before the meeting or any adjournments or postponements thereof.

B Non-Voting Items
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears below, date and return this proxy card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this proxy card. Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both persons should sign.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – SONIC CORP.

For the Annual Meeting of Stockholders

THE BOARD OF DIRECTORS OF SONIC CORP. IS SOLICITING THIS PROXY

The undersigned hereby appoints J. Clifford Hudson and Carolyn C. Cummins, and each of them, the undersigned’s proxy, with full power of substitution, to attend the annual meeting of the stockholders of Sonic Corp. (the “Company”) on Thursday, January 10, 2008, at 1:30 p.m., on the Fourth Floor of the Sonic Headquarters Building, 300 Johnny Bench Drive, Oklahoma City, Oklahoma, and at any adjournment of that meeting, and to vote the undersigned’s shares of common stock as designated on the reverse side.

The persons named above will vote the shares of common stock represented by this proxy card in accordance with the specifications made in Item 1. If the undersigned makes no specification, the persons named above will vote the shares in favor of Item 1.